Clarkston Financial Corp.
Reports Turnaround Plan is Working

[ PR Newswire  ·  2007-08-01 ]

Q2/6-Month Results and Profitability Improve

CLARKSTON, Mich., Aug. 1 /PRNewswire-FirstCall/ – Clarkston Financial Corporation (OTC Bulletin Board: CKSB), the holding company for Clarkston State Bank and Huron Valley State Bank, says its turnaround plan is working. Results for the second quarter and first half of 2007 showed marked improvement over comparable year-earlier periods. Total revenues for both reporting periods were modestly higher, while nonperforming assets and the loan loss provision were noticeably lower.

Q2 Results

Total revenues for the second quarter of 2007 were $1,902,000, compared with total revenues of $1,826,000 for Q2-2006. Net income was $47,000, or $0.04 per diluted share, a substantial improvement from the year-earlier net loss of $198,000, or $0.16 per diluted share. The improvement reflects higher net interest income and noninterest income, a reduction in the loan loss provision, and successful cost controls. Total nonperforming loans decreased 11.4% to $2,329,000, from $2,630,000 during the quarter.

6-Month Results

At midyear 2007, total revenues were $3,797,000, up slightly from total revenues of $3,602,000 for the first half of 2006. Net income was $180,000, or $0.14 per diluted share, in contrast to the year-earlier net loss of $552,000, or $0.44 per diluted share. Net interest and noninterest income rose and the provision for loan losses fell approximately 95%. Total nonperforming loans decreased 29.1% from year end 2006 when nonperforming loans were $3,286,000.

“Our results are encouraging despite the poor economic conditions. We have improved revenues and successfully reduced nonperforming loans for both quarters of 2007. We obviously are still not at the performance level we expect, however, we are making great strides within our operations and are optimistic about our future,” J. Grant Smith, President and COO, said.

Edwin L. Adler, Board Chairman, added, “The past two years have been challenging and difficult for our board members, our staff, and our shareholders. Nonetheless, we can restore investor confidence and move beyond the current challenges to resume our position as a preferred financial institution across all the markets that we serve.”

Clarkston Financial Corporation is the holding company for Clarkston State Bank and Huron Valley State Bank. Clarkston State Bank opened in January 1999 and operates five branches and one loan center in Clarkston, Waterford, and Independence Township. Huron Valley State Bank opened in August 2005. Clarkston Financial Corporation owns 55% of the 820,000 common shares outstanding, with Milford-area investors owning the balance.

Safe Harbor. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that may cause such a difference include: changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior and their ability to repay loans; changes in the national and local economy; and other factors included in the Corporation’s filings with the Securities and Exchange Commission, available via EDGAR. The Corporation assumes no responsibility to update forward-looking statements.

CLARKSTON FINANCIAL CORPORATION
Historical Income Statement Data
000‘s omitted

	Unaudited			Unaudited

	Three Months Ended Jun 2007	Three Months Ended Mar 2007	Three Months Ended Jun 2006	Six Months Ended Jun 2007	Six Months Ended Jun 2006

Total Interest Income	$3,446	$3,525	$3,242	$6,970	$6,237
Interest Expense	1,833	1,905	1,660	3,738	3,127

Net Interest Income	1,613	1,620	1,582	3,232	3,110

Provision for Loan Losses	60	17	534	77	1,366

Security Gains/(Losses)	0	(2)	0	(2)	3
Gain on loan sales	84	62	81	147	119
Service fees on loan and
Deposit accounts	195	207	166	402	373
Other Income	10	6	(3)	18	(3)

Total Other Income	289	273	244	565	492

Salary & Benefit Expense	1,004	967	839	1,971	1,630
Occupancy Expense	233	212	280	446	534
Other Expense	574	603	543	1,175	1,031

Total Other Expense	1,811	1,782	1,662	3,592	3,195

EBIT	31	94	(370)	128	(959)
Tax	51	37	(113)	88	(280)
Minority Interest	(67)	(73)	(59)	(140)	(127)

Net Income	$47	$130	$(198)	$180	$(552)

Reported EPS (diluted)	$0.04	$0.10	$(0.16)	$0.14	$(0.44)
Dividends Per Share	0	0	0	0	0

Selected Financial Ratios:
Total Risk Based Capital	12.73%	12.51%	13.09%	12.73%	13.09%
Return on Average Assets	0.09%	0.24%	-0.38%	0.17%	-0.55%
Return on Average Equity	1.26%	3.58%	-5.50%	2.44%	-7.53%
Net Interest Margin	3.21%	3.14%	3.20%	3.18%	3.23%

Average Assets	211,227	217,000	207,855	214,113	203,388
Net charge-offs ($)	920	174	1,092	1,094	1,736
Gross charge-offs ($)	965	526	1,115	1,491	1,766

CLARKSTON FINANCIAL CORPORATION
Historical Balance Sheet Data
000‘s omitted

	(Unaudited)		(Unaudited)

	Jun 2007	Mar 2007	Dec 2006	Jun 2006

Total Assets	$206,767	$213,763	$220,378	$211,221

Loans HFS	348	969	120	217
Total Portfolio Loans	150,683	154,887	157,715	140,601
Loan Loss Reserve	(1,733)	(2,593)	(2,750)	(1,560)

Non-accrual Loans	2,216	2,505	2,431	916
Loans 90 days + Still Accruing	113	125	855	491

Total Non-performing Loans	2,329	2,630	3,286	1,407
Repossessed Assets	584	452	3	182
Total Securities	38,879	41,455	43,864	48,009

Premises/Furniture & Fixtures	6,505	6,292	4,730	4,824

Noninterest-bearing Deposits	24,085	20,928	23,922	27,157
Interest bearing Deposits	145,249	154,198	158,119	151,891

Total Deposits	169,334	175,126	182,041	179,048
CD's>$100K	45,884	49,889	51,961	48,230

Trust Preferred	4,000	4,000	4,000	4,000
Advances from FHLB	12,200	15,200	15,200	10,200

Common Equity	14,749	15,006	14,766	13,984
Common Shares Outstanding at
End of Period	1,274	1,262	1,262	1,246
Goodwill/Intangibles	0	0	0	2